Exhibit 99.B(m)(5)

PAX WORLD FUNDS SERIES TRUST I

ESG MANAGERS ASSET ALLOCATION PORTFOLIOS

Class C Shareholder Servicing and Processing Plan

Introduction:  The Board of Trustees (the “Board”) of  Pax World Funds Series Trust I (the “Trust”) approved this Shareholder Servicing Plan on December 3, 2009 (the “Plan”) with respect to the Class C shares of the portfolios of the Trust listed on Schedule A hereto, as such Schedule may be revised from time to time (each, a “Fund”).  The Board hereby authorizes Pax World Management Corp and/or the Trust’s principal underwriter (the “Paying Agent”) to engage on behalf of Class C and to pay out of Class C assets certain financial institutions, securities dealers and other industry professionals (collectively, “Shareholder Servicing Agents”) for providing services to Fund shareholders.  This Plan is not adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”).

The Board has requested and evaluated such information as it deemed necessary to make an informed determination as to whether this Plan should be adopted and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Trust assets for such shareholder servicing and processing purposes.  In voting to approve the implementation of this Plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that this Plan will benefit Class C of each Fund and its shareholders.

This Plan:  The material aspects of this Plan are as follows:

1.             Fees:  The Trust is permitted to pay to one or more Shareholder Servicing Agents a maximum shareholder servicing fee and maximum processing fee per at the annual rate set forth opposite the name of each Fund on Schedule A hereto, based upon the value of Class C’s average daily net assets, in respect of the services described below.  The Board has delegated to the Paying Agent authority with respect to Shareholder Servicing Agents, including engaging Shareholder Servicing Agents on behalf of the Trust on such terms as the Paying Agent reasonably determines to be appropriate and paying directly (subject to reimbursement by Class C of a Fund), or causing the Trust, with respect to Class C of a Fund to pay, the Shareholder Servicing Agents such compensation as their respective shareholder servicing and/or processing agreements may provide, in each case consistent with the terms of this Plan.  The Paying Agent has accepted such delegation.  The Board shall retain the authority to determine the maximum shareholder servicing and processing fee that the Paying Agent may agree to pay to the Shareholder Servicing Agents pursuant to this Plan (the “Maximum Fee”).  For avoidance of doubt, the Maximum Fee is exclusive of amounts the Paying Agent or its affiliates may pay from their own resources to shareholder servicing agents for similar or other services (“Additional Fees”).  All or a portion of the shareholder servicing component of the fee under this Plan may be a “service fee,” as defined in Conduct Rule 2830 of the Financial Industry Regulatory Authority Inc. (“FINRA”).  It is intended that none of the services provided in consideration of the processing component of the fee under this Plan be of a nature as to render the processing component of the fee a “service fee,” as defined in FINRA Conduct Rule 2830.  The maximum rate to be out of assets of Class C of any Fund (whether under this Plan, a plan adopted pursuant to Rule 12b-1 under the Act or otherwise) for “service fees,” as defined in FINRA Conduct Rule 2830, shall be 0.25%

2.             Shareholder Servicing:  Payments of the shareholder servicing component of the fee shall be used to compensate Shareholder Servicing Agents for providing general shareholder liaison services, including, but not limited to: (a) answering inquiries from shareholders regarding account status and history, the manner in which purchases and redemptions of the Fund shares may be effected, and other matters pertaining to the Funds; (b) assisting shareholders in designating and changing dividend options, account designations and addresses; (c) arranging for wiring of funds and transmitting and receiving funds in connection with orders to purchase or redeem Fund shares; (d) verifying and guaranteeing shareholder signatures in connection with orders to purchase or redeem Fund shares; (e) providing such other similar services related to the maintenance of shareholder accounts; and (f) providing necessary personnel and facilities to conduct the activities described above.

3.             Processing:  Payment of the processing component of the fee shall be used to compensate Shareholder Servicing Agents for serving as agents of the Trust for the limited purpose of accepting orders to purchase or redeem Fund shares of the applicable Class and the provision of processing and administrative services on behalf of such Class, including, but not limited to:  (a) aggregating and processing purchase, exchange and redemption requests and placing net purchase and redemption orders with the Fund’s transfer agent or distributor; (b) processing dividend payments from the Fund on behalf of shareholders; (c) providing sub-accounting for Fund shares held of record by the Shareholder Servicing Agent that are beneficially owned by shareholders or the information necessary for such sub-accounting; (d) transmitting, on behalf of the Fund, proxy statements, shareholder reports, prospectuses, dividend and tax notices and other communications from the Fund to the beneficial owners of Fund shares (other than marketing materials pursuant to a Rule 12b-1 plan); (e) receiving, tabulating and transmitting to the Fund or the Fund’s designated proxy agent proxies executed by shareholders with respect to shareholder meetings; (f) providing periodic statements showing account balances and, to the extent practicable, integrating such information with other transactions otherwise effected by the Shareholder Servicing Agent; (g) furnishing (either separately or on an integrated basis with other reports sent to an account by a Shareholder Servicing Agent) monthly and annual statements and confirmations of all purchases and redemptions of Fund shares; (h) providing such other similar services as the Trust or the Paying Agent may request; and (i) providing necessary personnel and facilities to conduct the processing services described above.

4.             Authorization of the Paying Agent:  Without limiting the generality of the foregoing, the Board has determined that it is consistent with the best interests of the Fund and appropriate in furtherance of the purposes of this Plan that the Paying Agent, by operation of this Plan, be authorized as follows:

(a)           New Agreements.  With respect to new agreements entered into after the date of this Plan:  (i) to identify Shareholder Servicing Agents; (ii) to appoint Shareholder Servicing Agents as agents of the Trust for the limited purpose of accepting orders to purchase or redeem Fund shares; (iii) to engage Shareholder Servicing Agents to perform shareholder servicing and processing services by entering into shareholder servicing and/or processing agreements; (iv) to terminate Shareholder Servicing Agents, pursuant to the terms of the relevant agreements; and (v) to pay directly by the Paying Agent (subject to reimbursement by Class C of a Fund), or to cause the Trust, with respect to Class C of a Fund to pay, Shareholder Servicing Agents the amount due them under the shareholder servicing and/or processing agreements, subject to compliance by a Shareholder Servicing Agent with the terms of the related shareholder servicing and/or processing agreements.  Forms of agreement entered into by the Paying Agent in connection with this Plan will be presented to the Board from time to time, but the Board has determined that the Paying Agent may enter into agreements with the Shareholder Servicing Agents that differ from those forms in such form or substance as the Paying Agent deems necessary or appropriate; provided, however, that the Paying Agent shall not have authority to exceed the Maximum Fee set by the Board for agreements entered into in connection with this Plan nor to eliminate terms creating third party beneficiary or similar rights in favor of the Trust or the Funds.  Nothing herein shall preclude the Paying Agent or its affiliates from paying Additional Fees.

(b)           Existing Agreements.  With respect to shareholder servicing agreements and/or processing agreements between a Shareholder Servicing Agent and the Trust or the Paying Agent on the date of this Plan:  (i) to amend or restate such agreements, or any terms thereof, as the Paying Agent deems necessary or appropriate consistent with the terms of this Plan; (ii) to terminate such agreements or cause them to be superseded by new agreements in accordance with paragraph 4(a) above; and (iii) to continue to pay directly by the Paying Agent (subject to reimbursement by Class C of a Fund), or to cause the Trust, with respect to Class C of a Fund to pay, Shareholder Servicing Agents the amount due them under the shareholder servicing and/or processing agreements, subject to compliance by a Shareholder Servicing Agent with the terms of the related shareholder servicing and/or processing agreements.

5.             Fee Calculation:  For the purpose of determining the fees payable under this Plan, the value of the net assets of each Fund or each Class C of a Fund shall be computed in the manner specified in the Trust’s registration statement on Form N-1A for the computation of the value of the Fund’s net assets.

6.             Reports:  The Paying Agent shall provide the Board, at least quarterly, with a written report that includes the names of the firms that serve as Shareholder Servicing Agents pursuant to agreements entered into in connection with this Plan and of all amounts actually expended during the reporting period pursuant to this Plan, expressed both as dollar amounts and percentages.  The report shall state the purpose for which the amounts were expended; provided, however, it shall be assumed that the purposes are to compensate Shareholder Servicing Agents for some or all of the services described above in paragraphs 2 and 3.  The Paying Agent shall identify amounts received by the Paying Agent from the Trust and retained as compensation separately in reports presented to the Board in connection with the annual approval of the Funds advisory agreements.

7.             Effectiveness:  This Plan will become effective immediately upon approval by a majority of the Board members, including a majority of the Board members who are not “interested persons” (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

8.             Term:  This Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 7 hereof.  This Plan is terminable without penalty at any time by vote of a majority of the Board members who are not “interested persons” (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

9.             Amendments:  This Plan may be amended at any time by the Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 7 hereof.

10.           Limitation of Liability:  The obligations hereunder and under any agreement entered into in connection with this Plan shall only be binding upon the assets and property of the relevant Fund, as provided for in the Trust’s Agreement and Declaration of Trust and By-Laws and shall not be binding upon any Trustee, officer or shareholder of the Trust or Fund individually.  No Fund shall be liable for the obligations of any other Fund.  The Paying Agent shall not be liable for the obligations of any Fund under this Plan.

Dated:  December 3, 2009

Schedule A

Fees are expressed as a percentage of the average daily net asset value of the Class C shares beneficially owned by or attributable to clients of a Shareholder Servicing Agent.

Fund	Maximum Annual Fee
ESG Managers Aggressive Growth Allocation Portfolio	0.25%
ESG Managers Growth Allocation Portfolio	0.25%
ESG Managers Moderate Allocation Portfolio	0.25%
ESG Managers Conservative Allocation Portfolio	0.25%

Dated:  December 3, 2009